Scholastic Reports Fiscal 2015 Second Quarter Results

Children's Books Delivers 14% Sales Growth in Quarter

NEW YORK, Dec. 18, 2014 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal 2015 second quarter ended November 30, 2014.

Revenue in the second quarter was $665.6 million, compared to $623.2 million a year ago, an increase of 7%. The Company reported second quarter earnings per diluted share of $2.05, versus $1.80 in the prior year period. Results for the second quarter of the current fiscal year include one-time expenses of $0.12 per diluted share, which are detailed below. The prior year period included one-time expenses of $0.35 per diluted share. Excluding one-time items, second quarter earnings per diluted share were $2.17 versus $2.15 in the prior year period.

Second quarter results were largely driven by strong sales in children's books, especially in the Company's school-based distribution channels, and continued growth in classroom books and magazines. These gains were partially offset by the adverse effect of foreign exchange on the Company's international business and higher planned investment in technology infrastructure, as well as lower sales of the Company's educational technology products and reduced revenues in Canada. The operating income increase in children's books was also affected by a favorable comparison as a result of a one-time impairment charge taken in the prior year period and lower levels of investment in Storia® in the current quarter.

During the second quarter, the Company generated free cash flow (as defined) of $125.7 million, compared to $129.4 million in the prior year period. At quarter-end, the Company's net debt (as defined) was $61.3 million. A year ago, cash and cash equivalents exceeded the Company's total debt by $107.6 million, prior to the Company's strategic purchase of its headquarters location in New York City in February 2014. In the second quarter, Scholastic repaid $94.7 million of debt, distributed $5.1 million in dividends to its shareholders, and repurchased $3.5 million of its common stock in open-market transactions.

"Scholastic had a solid quarter of revenue growth with significant gains in our Club and Fair school distribution channels, reflecting the success of the new marketing strategies implemented by Clubs in the second half of last year, as well as in classroom books. With Clubs leading the way on a 33% revenue gain, Children's Book Publishing and Distribution saw 14% sales growth in the quarter. The growth in these channels shows that educators and families are continuing to emphasize independent reading as an important way to drive children's motivation, thinking skills, and testing results," commented Richard Robinson, Chairman, President and Chief Executive Officer. "Classroom magazines' print and online offerings also continued to perform well, bringing Common Core-connected non-fiction into the classroom. Despite lower sales of core educational technology products in the quarter in comparison to last year, we are encouraged by an improving pipeline that we believe will lead to increased purchases of reading and math intervention programs, which are effective in raising student achievement. In addition, we remain on track for the release of MATH 180® Course 2, which is concentrated on algebra readiness, in the fourth quarter of the fiscal year."

Non-recurring items reflected in the Company's pre-tax results for the second quarter include a non-cash settlement charge of $3.7 million related to the Company's defined benefit pension plan as a result of bulk lump sum payments made to certain participants during the quarter, $2.9 million related to the planned closure of its retail store in Manhattan, $0.9 million of one-time severance charges associated with the Company's cost savings initiatives, and a $0.6 million gain on the sale of an investment.

Scholastic affirmed its fiscal 2015 outlook for total revenue of approximately $1.9 billion and earnings per diluted share from continuing operations in the range of $1.80 to $2.00, before the impact of one-time items associated with cost reduction programs or non-cash, non-operating items. The Company continues to expect free cash flow in the range of $65 to $85 million.

Second Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the second quarter was $402.6 million, compared to $352.1 million in the prior year period, an increase of $50.5 million, or 14%. In School Book Clubs, higher engagement levels of both teachers and parents, evidenced by a higher number of orders, drove a $32.2 million, or 33%, increase in revenues to $129.6 million, compared to $97.4 million in the prior year period. In School Book Fairs, revenue increased by 8% to $217.4 million, reflecting higher revenue per fair and an increase in the number of fairs held, as compared to $202.2 million in the prior year period. In Trade, sales of the successful Minecraft handbook series helped drive a 6% increase in revenues. Overall segment operating income improved by $39.4 million, or 57%, to $108.3 million versus $68.9 million in the prior year period as a result of the higher sales volume, together with lower investment in Storia in the current quarter. This favorable comparison also benefitted from an impairment charge of $13.4 million related to goodwill from legacy acquisitions taken in the prior year period.

Educational Technology and Services. Segment revenue in the quarter fell by 16% to $50.9 million, compared to $60.9 million in the prior year period. Lower sales of educational technology products in the current quarter were partially offset by gains in technology support and product dependent services, as well as in Math Solutions which was up 9% compared to the prior year period. Sales of the Company's flagship READ 180® product improved as the quarter progressed. Segment operating income declined by $8.1 million to a loss of $1.2 million, compared to operating profit of $6.9 million in the prior year period, due to lower revenues from higher margin educational technology programs.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter increased 6% to $64.8 million, compared to $60.9 million in the prior year period, as a result of higher sales of guided reading and other classroom book collections and higher circulation in classroom magazines. Segment operating income was $12.7 million, versus $11.6 million in the prior year period, an increase of 9%, primarily due to higher circulation in classroom magazines.

International. Segment revenue in the quarter was $132.8 million, versus $135.6 million in the prior year period, primarily due to unfavorable foreign exchange translation of $5.4 million as the result of a strengthening U.S. dollar. Higher local currency sales in the United Kingdom, Australia, the Asia-Pacific region and Export were partially offset by lower revenues in Canada due largely to the effect of a teachers' strike in British Columbia early in the quarter. In the United Kingdom, the Company's Chicken House imprint continued to perform well on the strength of its frontlist, including the top-selling The Maze Runner by James Dashner. Segment operating income was $19.9 million, compared to $22.2 million in the prior year period, primarily the result of the lower sales in Canada, as well as increased investment spending on new products and infrastructure.

Media, Licensing and Advertising. Segment revenue in the quarter was $14.5 million, compared to $13.7 million in the prior year period, an increase of 6%, primarily as a result of higher sales of both the Company's evergreen programming library of television shows to streaming platforms and original animated programs for the PBS and Sprout networks, partially offset by lower consumer magazines revenue. Segment operating loss was $0.7 million, compared to a loss of $1.3 million in the prior period, largely as a result of the higher programming revenues.

Other Financial Results. Corporate overhead in the second quarter was $18.7 million, excluding one-time items of $7.5 million, compared to $8.1 million in the prior year period, after excluding $5.5 million in one-time items. This increase was primarily due to higher investment in information technology in the current quarter, as well as higher depreciation expense related to the purchase of the Company's headquarters building.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the third quarter of fiscal 2015. The dividend is payable on March 16, 2015 to shareholders of record as of the close of business on January 30, 2015.

Real Estate Update

The Company previously announced that it is reconfiguring the ground floor of its headquarters location at 557 Broadway in an effort to maximize the value of the retail component of the building. As a result, the Company stated it would close its retail store in the SoHo neighborhood of New York City by mid-January 2015.

Defined Benefit Pension Plan

During the quarter, the Company offered certain former employees the option of receiving one-time lump sum payments from the plan, and recorded a non-cash pre-tax settlement charge of $3.7 million in connection with these payments. The settlement charge accelerates the recognition of unrecognized pension benefit costs that would have been incurred in subsequent periods.

Year-to-Date Results

For the first half of fiscal 2015, revenue was $949.4 million, compared to $899.5 million in the prior year period, an increase of $49.9 million, or 6%. Earnings per diluted share in the first half of the fiscal year were $1.04, compared to $0.88 a year ago, including one-time charges of $0.14 and $0.39 per diluted share, respectively. The higher revenues are mainly attributable to stronger performance of the Company's book clubs and book fairs, and also in classroom books, all evidence of a greater focus on the impact of independent reading on improved student performance, as well as increased circulation of classroom magazines, whose print and digital offerings are a low-cost supplement to address Common Core's requirement for non-fiction reading. This was partially offset by lower sales and profits in the Company's Educational Technology and Services operations and the impact of foreign exchange on the Company's international operations. On a year-to-date basis, the Company generated free cash flow of $48.8 million, compared to $35.6 million in the previous year.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 18, 2014. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, January 2, 2015 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 28249755.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/14	11/30/13	11/30/14	11/30/13

Revenues	$665.6	$623.2	$949.4	$899.5

Operating costs and expenses:
Cost of goods sold	288.7	264.8	438.9	402.7
Selling, general and administrative expenses (1)(2)	244.0	231.9	415.3	398.9
Bad debt expense	4.2	2.5	6.4	3.9
Depreciation and amortization	13.0	15.9	26.5	31.8
Asset impairments (3)	2.9	13.4	2.9	13.4
Total operating costs and expenses	552.8	528.5	890.0	850.7

Operating income (loss)	112.8	94.7	59.4	48.8

Interest expense, net	1.0	2.1	1.9	4.0
(Gain) loss on investments (4)	(0.6)	-	(0.6)	-

Earnings (loss) from continuing operations before income taxes	112.4	92.6	58.1	44.8

Provision (benefit) for income taxes	43.8	34.3	23.5	16.6

Earnings (loss) from continuing operations	68.6	58.3	34.6	28.2

Earnings (loss) from discontinued operations, net of tax	(0.1)	0.0	(0.2)	0.2

Net income (loss)	$68.5	$58.3	$34.4	$28.4

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings (loss) from continuing operations	2.10	1.82	1.06	0.88
Earnings (loss) from discontinued operations, net of tax	(0.01)	0.00	(0.00)	0.01
Net income (loss)	2.09	1.82	1.06	0.89

Diluted:
Earnings (loss) from continuing operations	2.06	1.80	1.04	0.87
Earnings (loss) from discontinued operations, net of tax	(0.01)	0.00	(0.00)	0.01
Net income (loss)	2.05	1.80	1.04	0.88

Basic weighted average shares outstanding	32,714	31,864	32,540	31,842
Diluted weighted average shares outstanding	33,331	32,289	33,173	32,362

(1)

In the three and six months ended November 30, 2014, the Company recognized pretax severance charges of $0.9 and $2.1, respectively, related to the Company's cost savings initiatives.  In the three and six months ended November 30, 2013, the Company recognized pretax severance charges of $5.5 and $7.5, respectively, related to the Company's cost savings initiatives.

(2)	In the three and six months ended November 30, 2014, the Company recognized a pretax pension settlement charge of $3.7.
(3)

In the three and six months ended November 30, 2014, the Company recognized a pretax impairment charge related to the planned closure of its retail store of $2.9.  In the three and six months ended November 30, 2013, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(4)	In the three and six months ended November 30, 2014, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.

(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/14	11/30/13	Change		11/30/14	11/30/13	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$129.6	$97.4	$32.2	33%	$138.0	$103.6	$34.4	33%
Book Fairs	217.4	202.2	15.2	8%	229.2	212.9	16.3	8%
Consolidated Trade	55.6	52.5	3.1	6%	90.1	90.2	(0.1)	(0%)
Total revenue	402.6	352.1	50.5	14%	457.3	406.7	50.6	12%
Operating income (loss)	108.3	68.9	39.4	57%	47.8	7.4	40.4
Operating margin	26.9%	19.6%			10.5%	1.8%

Educational Technology and Services
Revenue	50.9	60.9	(10.0)	(16%)	140.3	155.7	(15.4)	(10%)
Operating income (loss)	(1.2)	6.9	(8.1)		29.1	43.1	(14.0)	(32%)
Operating margin	-	11.3%			20.7%	27.7%

Classroom and Supplemental Materials Publishing
Revenue	64.8	60.9	3.9	6%	107.6	98.7	8.9	9%
Operating income (loss)	12.7	11.6	1.1	9%	11.8	9.7	2.1	22%
Operating margin	19.6%	19.0%			11.0%	9.8%

International
Revenue	132.8	135.6	(2.8)	(2%)	219.1	214.3	4.8	2%
Operating income (loss)	19.9	22.2	(2.3)	(10%)	18.0	21.5	(3.5)	(16%)
Operating margin	15.0%	16.4%			8.2%	10.0%

Media, Licensing and Advertising
Revenue	14.5	13.7	0.8	6%	25.1	24.1	1.0	4%
Operating income (loss)	(0.7)	(1.3)	0.6		(4.2)	(2.9)	(1.3)
Operating margin	-	-			-	-

Overhead expense	26.2	13.6	(12.6)	(93%)	43.1	30.0	(13.1)	(44%)

Operating income (loss) from continuing operations	$112.8	$94.7	$18.1	19%	$59.4	$48.8	$10.6	22%

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/14	11/30/13

Continuing Operations
	Cash and cash equivalents	$42.9	$117.2
	Accounts receivable, net	287.6	286.4
	Inventories, net	346.5	342.3
	Accounts payable	183.6	196.0
	Accrued royalties	41.9	41.8
	Lines of credit, short-term debt and current portion of long-term debt	9.2	9.6
	Long-term debt, excluding current portion	95.0	0.0
	Total debt	104.2	9.6
	Total capital lease obligations	1.6	58.0
	Net debt (1)	61.3	(107.6)

Discontinued Operations
	Total assets of discontinued operations	0.4	0.4
	Total liabilities of discontinued operations	1.0	1.2

Total stockholders' equity		948.2	883.4

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/14	11/30/13	11/30/14	11/30/13

	Net cash provided by (used in) operating activities	$146.7	$152.3	$90.9	$81.5
	Less: Additions to property, plant and equipment	6.1	6.8	13.4	14.1
	Pre-publication and production costs	14.9	16.1	28.7	31.8

	Free cash flow (use) (2) (3)	$125.7	$129.4	$48.8	$35.6

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and six months ended November 30, 2014 and November 30, 2013.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/14	items	One-time items	11/30/13	items	One-time items

Revenues	$665.6	$0.0	$665.6	$623.2	$0.0	$623.2

Operating costs and expenses:
Cost of goods sold	288.7	-	288.7	264.8	-	264.8
Selling, general and administrative expenses (1)(2)	244.0	(4.6)	239.4	231.9	(5.5)	226.4
Bad debt expense	4.2	-	4.2	2.5	-	2.5
Depreciation and amortization	13.0	-	13.0	15.9	-	15.9
Asset impairments (3)	2.9	(2.9)	-	13.4	(13.4)	-
Total operating costs and expenses	552.8	(7.5)	545.3	528.5	(18.9)	509.6

Operating income (loss)	112.8	7.5	120.3	94.7	18.9	113.6

Interest expense, net	1.0	-	1.0	2.1	-	2.1
(Gain) loss on investments (4)	(0.6)	0.6	-	-	-	-

Earnings (loss) from continuing operations before income taxes	112.4	6.9	119.3	92.6	18.9	111.5

Provision (benefit) for income taxes	43.8	2.8	46.6	34.3	7.7	42.0

Earnings (loss) from continuing operations	68.6	4.1	72.7	58.3	11.2	69.5

Earnings (loss) from discontinued operations, net of tax	(0.1)	-	(0.1)	0.0	-	0.0

Net income (loss)	$68.5	$4.1	$72.6	$58.3	$11.2	$69.5

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	2.10	0.12	2.22	1.82	0.35	2.17
Earnings (loss) from discontinued operations, net of tax	(0.01)	-	(0.01)	0.00	-	0.00
Net income (loss)	2.09	0.12	2.21	1.82	0.35	2.17

Diluted:
Earnings (loss) from continuing operations	2.06	0.12	2.18	1.80	0.35	2.15
Earnings (loss) from discontinued operations, net of tax	(0.01)	-	(0.01)	0.00	-	0.00
Net income (loss)	2.05	0.12	2.17	1.80	0.35	2.15

	SIX MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/14	items	One-time items	11/30/13	items	One-time items

Revenues	$949.4	$0.0	$949.4	$899.5	$0.0	$899.5

Operating costs and expenses:
Cost of goods sold	438.9		438.9	402.7	-	402.7
Selling, general and administrative expenses (1)(2)	415.3	(5.8)	409.5	398.9	(7.5)	391.4
Bad debt expense	6.4	-	6.4	3.9	-	3.9
Depreciation and amortization	26.5	-	26.5	31.8	-	31.8
Asset impairments (3)	2.9	(2.9)	-	13.4	(13.4)	-
Total operating costs and expenses	890.0	(8.7)	881.3	850.7	(20.9)	829.8

Operating income (loss)	59.4	8.7	68.1	48.8	20.9	69.7

Interest expense, net	1.9	-	1.9	4.0	-	4.0
(Gain) loss on investments (4)	(0.6)	0.6	-	0.0	-	-

Earnings (loss) from continuing operations before income taxes	58.1	8.1	66.2	44.8	20.9	65.7

Provision (benefit) for income taxes	23.5	3.3	26.8	16.6	8.4	25.0

Earnings (loss) from continuing operations	34.6	4.8	39.4	28.2	12.5	40.7

Earnings (loss) from discontinued operations, net of tax	(0.2)	-	(0.2)	0.2	-	0.2

Net income (loss)	$34.4	$4.8	$39.2	$28.4	$12.5	$40.9

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	1.06	0.14	1.20	0.88	0.39	1.27
Earnings (loss) from discontinued operations, net of tax	(0.00)	-	(0.00)	0.01	-	0.01
Net income (loss)	1.06	0.14	1.20	0.89	0.39	1.28

Diluted:
Earnings (loss) from continuing operations	1.04	0.14	1.18	0.87	0.39	1.26
Earnings (loss) from discontinued operations, net of tax	(0.00)	-	(0.00)	0.01	-	0.01
Net income (loss)	1.04	0.14	1.18	0.88	0.39	1.27

(1)

In the three and six months ended November 30, 2014, the Company recognized pretax severance charges of $0.9 and $2.1, respectively, related to the Company's cost savings initiatives.  In the three and six months ended November 30, 2013, the Company recognized pretax severance charges of $5.5 and $7.5, respectively, related to the Company's cost savings initiatives.

(2)	In the three and six months ended November 30, 2014, the Company recognized a pretax pension settlement charge of $3.7.
(3)

In the three and six months ended November 30, 2014, the Company recognized a pretax impairment charge related to the planned closure of its retail store of $2.9.  In the three and six months ended November 30, 2013, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(4)	In the three and six months ended November 30, 2014, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/14	items	One-time items	11/30/13	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$129.6		$129.6	$97.4		$97.4
	Book Fairs	217.4		217.4	202.2		202.2
	Consolidated Trade	55.6		55.6	52.5		52.5
	Total revenue	402.6		402.6	352.1		352.1
	Operating income (loss) (1)	108.3		108.3	68.9	13.4	82.3
	Operating margin	26.9%		26.9%	19.6%		23.4%

	Educational Technology and Services
	Revenue	50.9		50.9	60.9		60.9
	Operating income (loss)	(1.2)		(1.2)	6.9		6.9
	Operating margin	-		-	11.3%		11.3%

	Classroom and Supplemental Materials Publishing
	Revenue	64.8		64.8	60.9		60.9
	Operating income (loss)	12.7		12.7	11.6		11.6
	Operating margin	19.6%		19.6%	19.0%		19.0%

	International
	Revenue	132.8		132.8	135.6		135.6
	Operating income (loss)	19.9		19.9	22.2		22.2
	Operating margin	15.0%		15.0%	16.4%		16.4%

	Media, Licensing and Advertising
	Revenue	14.5		14.5	13.7		13.7
	Operating income (loss)	(0.7)		(0.7)	(1.3)		(1.3)
	Operating margin	-		-	-		-

	Overhead expense (2)(3)(4)	26.2	(7.5)	18.7	13.6	(5.5)	8.1

	Operating income (loss) from continuing operations	$112.8	$7.5	$120.3	$94.7	$18.9	$113.6

		SIX MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/14	items	One-time items	11/30/13	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$138.0		$138.0	$103.6		$103.6
	Book Fairs	229.2		229.2	212.9		212.9
	Consolidated Trade	90.1		90.1	90.2		90.2
	Total revenue	457.3		457.3	406.7		406.7
	Operating income (loss) (1)	47.8		47.8	7.4	13.4	20.8
	Operating margin	10.5%		10.5%	1.8%		5.1%

	Educational Technology and Services
	Revenue	140.3		140.3	155.7		155.7
	Operating income (loss)	29.1		29.1	43.1		43.1
	Operating margin	20.7%		20.7%	27.7%		27.7%

	Classroom and Supplemental Materials Publishing
	Revenue	107.6		107.6	98.7		98.7
	Operating income (loss)	11.8		11.8	9.7		9.7
	Operating margin	11.0%		11.0%	9.8%		9.8%

	International
	Revenue	219.1		219.1	214.3		214.3
	Operating income (loss) (5)	18.0		18.0	21.5	0.6	22.1
	Operating margin	8.2%		8.2%	10.0%		10.3%

	Media, Licensing and Advertising
	Revenue	25.1		25.1	24.1		24.1
	Operating income (loss)	(4.2)		(4.2)	(2.9)		(2.9)
	Operating margin	-		-	-		-

	Overhead expense (2)(3)(4)	43.1	(8.7)	34.4	30.0	(6.9)	23.1

	Operating income (loss) from continuing operations	$59.4	$8.7	$68.1	$48.8	$20.9	$69.7

(1)	In the three and six months ended November 30, 2013, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.
(2)

In the three and six months ended November 30, 2014, the Company recognized pretax severance charges of $0.9 and $2.1, respectively, related to the Company's cost savings initiatives.  In the three and six months ended November 30, 2013, the Company recognized pretax severance charges of $5.5 and $6.9, respectively, related to the Company's cost savings initiatives.

(3)	In the three and six months ended November 30, 2014, the Company recognized a pretax pension settlement charge of $3.7.
(4)

In the three and six months ended November 30, 2014, the Company recognized a pretax impairment charge related to the planned closure of its retail store of $2.9.  In the three and six months ended November 30, 2013, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(5)	In the six months ended November 30, 2013, the Company recognized a pretax severance charge in its International segment of $0.6 related to cost savings initiatives.

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CONTACT: Scholastic Corporation: Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com